Exhibit 10.2

FINAL EXECUTION VERSION

CONSULTING AGREEMENT

This Consulting Agreement (hereinafter the “Agreement”) is by and between Strategic Hotels and Resorts, Inc. and its affiliates, subsidiaries, related entities (collectively the “Company”), and Sir David M.C. Michels (hereinafter “Consultant”). The Company and the Consultant are hereinafter collectively referred to as the “Parties”.

WHEREAS, the Company desires to engage Consultant in the capacity and under terms mutually agreed upon by and mutually beneficial for both the Company and the Consultant, and the Consultant desires to be engaged by the Company under terms mutually agreed upon by and mutually beneficial for both the Company and the Consultant;

THEREFORE, in consideration of the mutual covenants, representations and undertakings contained herein, the Company and the Consultant agree as follows:

1.	Responsibilities and Position. Consultant’s responsibilities and duties will be to identify and/or pursue on behalf of the Company luxury hotel or resort property, asset or equity acquisition opportunities on the European continent, facilitate relationships with hotel management companies, investment banks, lenders and advisors relating to the Company’s European operations, transactions or business strategy, provide advice and recommendations to the Company regarding the Company’s European hotel portfolio, participate in the annual budgeting process for the Company’s European hotel portfolio, and such other duties as Consultant and Company shall otherwise agree. Although Consultant is to use his best efforts in performing these responsibilities and duties, this is a part-time, non-exclusive consulting engagement. Consultant is not an employee of the company, but instead will work independently using Consultant’s discretion and judgment in performing these duties and responsibilities for the Company. The title for Consultant’s position with the Company shall be such title as Consultant and the Company may agree.

2.	Start Date/Term. Consultant’s start date will be August 16, 2007 (“Start Date”). The term of this consulting engagement is 12 months, but will continue indefinitely thereafter unless terminated by either Consultant or the Company in accordance with this Agreement. In addition to the termination rights and obligations set forth in Section 4, Consultant and the Company both have the right to terminate the consulting engagement by providing 180 days advance written notice at any time after the expiration of 6 months after the Start Date.

3.	Compensation and Benefits.

(a) Annual Compensation. Consultant will receive annual compensation of $500,000, paid monthly, in arrears. Consultant will be responsible for payment of all Consultant’s own taxes.

(b) Administrative Stipend. Consultant will receive an annual stipend of $25,000, paid monthly, to defray any administrative expenses for items such as office space, telephone, fax or computer use, and administrative help that Consultant may incur in performing his duties for the Company.

(c) Expense Reimbursement. The Company will reimburse Consultant for all reasonable travel and entertainment expenses incurred by Consultant in connection with Consultant’s performance of his responsibilities and duties for the Company, subject to submission of adequate documentation.

(d) Restricted Stock Units. On the date of approval of this Agreement, Consultant shall receive under the Company’s 2004 Incentive Plan a grant of restricted stock units (“Stock Units”) in a number equal to $150,000 divided by the closing price for the Company’s common stock on such grant date. Such Stock Units shall vest in three equal annual installments commencing on the first anniversary of such grant, provided Consultant is still providing services to the Company, either as a consultant, director or employee, on such vesting dates. If the consulting engagement is terminated for Cause under Section 4(a), any unvested Stock Units shall automatically revert back to the Company.

(e) Insurance and Other Benefits. Consultant is not eligible to participate in the Company’s medical, insurance and other plans, nor will Consultant receive any other benefits from the Company except as identified in this Agreement.

4.	Termination. The Company may terminate Consultant’s engagement with or without Cause (as defined in Section 4(a)) or without advance notice, as in its sole discretion it may decide.

(a) For Cause. The Company may dismiss Consultant at any time without notice for any of the following reasons: (i) serious misconduct including but not limited to theft, dishonesty, unethical conduct, or material violation of law; (ii) material breach of the terms or representations of this agreement; or (iii) Consultant’s death or disability, subject to the “Termination Due to Death or Disability” section below.

(b) Without Cause or Proper Notice. Subject to Consultant’s execution of a release and waiver form acceptable to the Company, (i) if the Company terminates Consultant’s engagement without Cause as described in Section 4(a) during the first 12 months after the Start Date, Consultant will receive a lump sum payment equal to Consultant’s annual compensation, less any compensation received by Consultant through the date of termination and (ii) if the Company terminates Consultant’s engagement after 12 months of the Start Date without providing the necessary notice under Section 2, Consultant will receive payment for 6 additional months equaling a total of $250,000.

(c) Due to Death or Disability. If Consultant becomes permanently disabled and unable to perform Consultant’s duties, Consultant agrees the Company may terminate Consultant’s engagement with the Company without notice.

5.	Conditions of Consulting Engagement. By accepting the consulting engagement contemplated by this Agreement, Consultant will be deemed to have made the following representations and warranties: Consultant is not taking, and in connection with his consulting engagement with the Company he will not take, any action that would result in a violation by him of any “non-compete” or “non-solicitation” covenant, notice, requirement or other contractual restriction or obligation binding on Consultant or any continuing duty of confidentiality or other continuing duty Consultant may have to any current or former employer or other person or entity for which Consultant has performed services; and

Consultant’s failure to satisfy any of these conditions will make this Agreement void.

6.	Confidentiality. In the course of this consulting engagement, Consultant will have access to and the Company will disclose to Consultant confidential, important, and/or proprietary information concerning the Company, and/or its activities (hereinafter “Confidential Information” as more fully defined in this Section). Given that the Consultant will have access to Confidential Information within the scope of his consulting engagement with the Company, the Consultant agrees to use the Confidential Information in accordance with the terms and conditions set forth in this Agreement and solely in connection with the performance of his duties on behalf of the Company. The Consultant shall hold and treat Confidential Information in the strictest confidence and will not in any way directly or indirectly use or disclose or allow others to directly or indirectly use or disclose the Confidential Information to the detriment of the Company or for the direct or indirect benefit of the Consultant or anyone other than the Company. Nothing in this Agreement shall be construed as granting any rights to the Consultant, by license or otherwise, to any of the Company’s Confidential Information.

For purposes of this Agreement, “Confidential Information” shall include any information, data and know-how relating to the business of the Company or its related entities and affiliates that is disclosed to Consultant by the Company or known to Consultant as a result of Consultant’s engagement with the Company and not generally within the public domain, including without limitation, the following: properties or businesses under consideration for acquisition and/or development by the Company and the economics thereof; all information related to the terms, negotiations, and financial information of any transaction contemplated by the Company; the terms and conditions of all contracts to which the Company is a party (to the extent not in the public domain) information about any equity or other funding or borrowing the Company engages in; financial information concerning or relating to the Company’s business and/or the employees and affairs of the Company; names and contact information of the Company’s business partners, investors, vendors, advisors, consultants and independent contractors; historical and projected accounting, tax and financial information; term sheets; operating agreements and other legal documents; and other information related to the Company’s business plans or performance. Confidential Information also includes all information of which unauthorized disclosure could be detrimental to the interests of the Company or its clients whether or not the Company identifies such information as Confidential Information.

Confidential Information does not include information that the Consultant can demonstrate: (a) was in the Consultant’s possession prior to its being furnished to the Consultant from the Company, provided the source of that information was not known by the Consultant to be bound by a confidentiality agreement with any person or subject to other continual, legal or fiduciary obligation of confidentiality to the Company; (b) is now, or hereafter becomes, through no act or failure to act on the part of the Consultant, generally known to the public; (c) is rightfully obtained by the Consultant from a third party, without breach of any obligation to the Company; or (d) is independently developed by the Consultant on his own time without the use of Company resources or without use of or reference to the Confidential Information.

7.	Return of Materials. Upon termination of Consultant’s consulting engagement with the Company, Consultant shall immediately return to the Company any and all records, notes, and other written, printed, electronically-stored or other materials furnished to, obtained by or prepared by the Consultant that relate to Company business that are in the Consultant’s possession or under the Consultant’s control pertaining, including, but not limited to, Confidential Information. The Consultant’s return of materials and/or the termination of the engagement shall not relieve the Consultant from compliance with other terms and conditions of this Agreement.

8.	Covenant Not to Compete. Consultant agrees that, except as otherwise provided for in this Agreement and except as otherwise may be approved by the Company’s Board of Directors, during the term of the consulting engagement with the Company, Consultant will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any person or entity anywhere within Europe:

(a) own, manage, invest in, operate, acquire or pursue for acquisition any luxury hotel or resort assets, property or business in Europe identified by Consultant or the Company as a possible acquisition target during the term of the consulting engagement;

(b) act as an officer, director, manager, advisor, executive, controlling shareholder, or consultant to any person, entity or other business associated with acquiring, investing in, financing, managing, building, operating, marketing or branding luxury hotels or resorts in Europe; or

(c) become employed by any person, entity or other business associated with owning, acquiring, investing in, financing, managing, building, operating, marketing or branding luxury hotels or resorts in Europe in any capacity which would require Consultant to carry out, in whole or in part, the duties Consultant has performed for the Company, or which requires Consultant to provide services which are similar to those he is providing to the Company.

Notwithstanding anything to the contrary contained herein, the restrictive covenants contained in this Paragraph 3 shall not restrict Consultant from (i) continuing to engage in his present consulting and advisory activities to Dubai Holdings, owner of Jumeirah Hotels and Resorts and (ii) from investing in publicly-traded shares of companies that operate or own hotels in Europe, provided such investment represents less than 1% of the outstanding equity of the organization in question and represents less than 5% of Consultant’s net worth.

9.	Non-Solicitation of Employees, Business Opportunities and Financing Sources. In the course of his consulting engagement, Consultant will have contact with employees, customers, representatives of target businesses and/or properties, investors, lenders and other business contacts of the Company. The Company desires to maintain its relationships with its employees, customers, investors, lenders and other business contacts, as well as the confidential and proprietary nature of its Confidential Information and also is required by applicable laws and regulations to protect the privacy of its clients and their financial information. During Consultant’s engagement with the Company, the Consultant shall not, directly or indirectly:

(a) recruit or hire, or attempt to recruit or hire (as an employee, independent contractor, consultant or otherwise), any employee of the Company who was employed by the Company during Consultant’s engagement with the Company;

(b) solicit, pursue, or communicate with any individual(s) that work for or with any luxury hotel, company or property that Consultant identified as a potential acquisition candidate for the Company, or learned from the Company was a possible acquisition candidate by the Company during Consultant’s engagement with the Company; or

(c) except on behalf of the Company, solicit equity or other funding or loans for any luxury hotel project or resort from a source which directly or indirectly:

(i)	has provided equity or other funding or loans to or for the benefit of the Company; or

(ii)	has purchased or sold a luxury or ultra luxury hotel property from or to (as the case may be) the Company or any of its related entities.

10.	Tax Compliance. The terms of Consultant’s compensation described herein may be structured, applied and interpreted in a manner the Company deems necessary to cause such terms to comply with the provisions of section 409A of the Internal Revenue Code (“Section 409A”) without changing any of the basic economic terms of this Agreement. Notwithstanding the foregoing, the Company undertakes no obligation to cause any of such terms to comply with Section 409A.

11.	Miscellaneous.

(a) Authority. The Company and Consultant each separately represent and warrant, respectively, that each has the full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Company and Consultant and is enforceable against the Company and Consultant in accordance with its terms.

(b) Severability and Effective Date. This Agreement shall continue in full force and effect at all times. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(c) Cooperation. The Consultant agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement. Following any termination of the engagement between the Consultant and the Company, the Consultant will fully cooperate with the Company in all matters relating to the Consultant’s continuing obligations under this Agreement.

(d) Choice of Law and Venue. The laws of the State of Illinois shall govern this Agreement, without regard to any choice of law rules. The parties hereby consent to the jurisdiction and venue of the state and federal courts located in Cook County Illinois, in any action arising out of or relating to this Agreement, and waive any other venue to which either party might be entitled by domicile or otherwise.

(e) Exclusive Agreement. This Agreement expresses the full and complete understanding of the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous proposals, agreements, representations and understandings, whether written or oral, with respect to the subject matter. This Agreement may not be amended or modified except in writing signed by each of the parties to the Agreement. This Agreement shall be construed as to its fair meaning and not strictly for or against either party.

(f) At-Will. Nothing in this Agreement shall be construed to establish an employment relationship or create a contract of employment for any period of time or to alter the “at-will” nature of the Company’s consulting engagement with Consultant.

(g) Enforcement. The foregoing provisions are reasonable and necessary for the protection of the Company, and the Company will be materially and irreparably damaged in the event of a breach of Paragraphs 5, 6, 7, 8 or 9. The parties agree that in addition to any other relief or remedies available to it, the Company shall be entitled to an appropriate injunctive or other equitable remedy for the purpose of restraining any actual or threatened breach of Paragraphs 5, 6, 7, 8 or 9 with no bond or security required. In the event of any litigation concerning the enforcement of this Agreement, the prevailing party shall be entitled to recover all costs and expenses, including attorneys fees, incurred in the litigation.

(h) Notices. Any notice or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or by a nationally recognized pre-paid overnight delivery service, to Consultant at his address or to the Company at the address set forth below or at such other address is Consultant or the company may specify by notice to the other:

To the Company:

Strategic Hotels & Resorts, Inc.

Attention: General Counsel

77 West Wacker, Suite 4600

Chicago, Illinois 60602

USA

After September 10, 2007, notices to Company should be sent to:

Strategic Hotels & Resorts, Inc.

Attention: General Counsel

200 W. Madison, Suite 1700

Chicago, Illinois 60606

USA

To Consultant:

Sir David M.C. Michels

114 Balmoral Apartments

2 Praed Street

LondonW2 1JL

United Kingdom

(i) Waiver. The failure of any party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

(j) Assignment. Except as otherwise provided in this Section 11(j), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Consultant and shall be assignable by the Company only to its successors, parents, subsidiaries, affiliates or divisions.

(k) Authority of Consultant to Bind Company. Notwithstanding Consultant’s responsibilities under the terms of this Agreement, Consultant shall have no authority or right to bind the Company in any undertaking or transaction.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the dates set forth below.

Accepted and agreed to this 16th day of August 2007.

STRATEGIC HOTELS & RESORTS INC.

By:	/s/ LAURENCE GELLER

CONSULTANT

By:	/s/ DAVID MICHELS
Sir David M.C. Michels